Filed Pursuant to Rule 433

Registration No. 333-259667

Term Sheet dated March 2, 2022

The Progressive Corporation

$500,000,000 2.50% SENIOR NOTES DUE 2027

$500,000,000 3.00% SENIOR NOTES DUE 2032

$500,000,000 3.70% SENIOR NOTES DUE 2052

Issuer:	The Progressive Corporation

Format:	SEC Registered

Securities:	2.50% Senior Notes Due 2027 (the “2027 Notes”) 3.00% Senior Notes Due 2032 (the “2032 Notes”) 3.70% Senior Notes Due 2052 (the “2052 Notes”)

Expected Ratings (Moody’s / S&P / Fitch)*:	A2 / A / A (stable/stable/stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	March 2, 2022

Settlement Date**:	March 9, 2022 (T+5)

Maturity Date:	March 15, 2027 for the 2027 Notes March 15, 2032 for the 2032 Notes March 15, 2052 for the 2052 Notes

Principal Amount:	$500,000,000 for the 2027 Notes $500,000,000 for the 2032 Notes $500,000,000 for the 2052 Notes

Treasury Benchmark:	1.875% due February 28, 2027 for the 2027 Notes 1.875% due February 15, 2032 for the 2032 Notes 1.875% due November 15, 2051 for the 2052 Notes

Treasury Benchmark Yield:	1.758% for the 2027 Notes 1.878% for the 2032 Notes 2.264% for the 2052 Notes

Spread to Treasury Benchmark:	75 basis points for the 2027 Notes 115 basis points for the 2032 Notes 145 basis points for the 2052 Notes

Yield to Maturity:	2.508% for the 2027 Notes 3.028% for the 2032 Notes 3.714% for the 2052 Notes

Price to Public:

99.962% of the principal amount of the 2027 Notes, plus accrued interest, if any, from and including March 9, 2022, if settlement occurs after that date

99.759% of the principal amount of the 2032 Notes, plus accrued interest, if any, from and including March 9, 2022, if settlement occurs after that date

99.747% of the principal amount of the 2052 Notes, plus accrued interest, if any, from and including March 9, 2022, if settlement occurs after that date

Coupon:	2.50% per annum for the 2027 Notes 3.00% per annum for the 2032 Notes 3.70% per annum for the 2052 Notes

Gross Underwriting Discount:	0.350% for the 2027 Notes 0.450% for the 2032 Notes 0.875% for the 2052 Notes

Proceeds to Issuer Before Expenses:	$498,060,000 for the 2027 Notes $496,545,000 for the 2032 Notes $494,360,000 for the 2052 Notes

Interest Payment Dates:

Semi-annually on March 15 and September 15, commencing on September 15, 2022 for the 2027 Notes

Semi-annually on March 15 and September 15, commencing on September 15, 2022 for the 2032 Notes

Semi-annually on March 15 and September 15, commencing on September 15, 2022 for the 2052 Notes

Optional Redemption:

For the 2027 Notes: if prior to February 15, 2027, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 15 basis points). If on or after February 15, 2027, par call as set forth in the preliminary prospectus supplement.

For the 2032 Notes: if prior to December 15, 2031, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 20 basis points). If on or after December 15, 2031, par call as set forth in the preliminary prospectus supplement.

For the 2052 Notes: if prior to September 15, 2051, make whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 25 basis points). If on or after September 15, 2051, par call as set forth in the preliminary prospectus supplement.

Denominations:	Minimum of $2,000, with increments of $1,000 thereafter

CUSIP; ISIN:	743315 AY9 / US743315AY96 for the 2027 Notes 743315 AZ6 / US743315AZ61 for the 2032 Notes 743315 BA0 / US743315BA02 for the 2052 Notes

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Siebert Williams Shank & Co., LLC

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Note: Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of pricing or the next two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement, including a prospectus and preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC toll free at 1-212-834-4533 or Siebert Williams Shank & Co., LLC toll-free at 1-800-924-1511.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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